SUB-INVESTMENT ADVISORY AGREEMENT
                           [INTERNATIONAL GROWTH FUND]


                  AGREEMENT made as of April 12, 1996 between CORESTATES INVESTMENT ADVISERS, INC., a Pennsylvania corporation (hereinafter the "Investment Adviser"), and ABERDEEN FUND MANAGERS, INC. a Delaware corporation (hereinafter the "Sub-Adviser").

                  WHEREAS, CoreFunds, Inc., a Maryland corporation (the "Fund") is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

                  WHEREAS, the Fund is authorized to issue shares of Common Stock in separate series representing shares in a separate portfolio of securities and other assets; and

                  WHEREAS, the Investment Adviser is a party to an Investment Advisory Agreement, dated as of April__, 1996 with the Fund, pursuant to which the Investment Adviser provides investment advisory services to the Fund and certain of its portfolios; and

                  WHEREAS, the Investment Adviser wishes to have the SubAdviser act as a sub-investment adviser for a portion of the assets of the Fund's International Growth Portfolio and as such to provide the Investment Adviser with investment advisory services, including investment management, investment research and investment recommendations, and the Sub- Adviser is willing to provide such services;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

                  1. Appointment. The Investment Adviser hereby appoints the Sub-Adviser to act as a sub-investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

                  2. Delivery of Documents. The Fund or the Investment Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following:

                     (a) the Fund's Articles of Incorporation, as filed with the Secretary of State of Maryland on September 11, 1984, and all amendments thereto (such Articles, as presently

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in effect and as they shall from time to time be amended or supplemented, are herein called the "Articles of Incorporation");

                     (b) the Fund's By-Laws and amendments thereto (such By-Laws, as presently in affect and as they shall from time to time be amended, are herein called the "ByLaws");

                     (c) resolutions of the Fund's Board of Directors authorizing the appointment of the Investment Adviser and approving this Agreement;

                     (d) the Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission on September 11, 1984 and all amendments thereto;

                     (e) the Fund's Registration Statement on Form N-1A under the Securities Act of 1933, as amended ("1933 Act") (File No. 2-93214) and under the 1940 Act as filed with the Securities and Exchange Commission and all amendments thereto; and

                     (f) the Fund's most recent Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus").

                  The Fund or the Investment Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing.

                  3. Management. Subject to the supervision of the Fund's Board of Directors and the Investment Adviser, the SubAdviser will provide a continuous investment program for a portion of the assets of the International Growth Portfolio of the Fund, as determined by the Investment Adviser, including investment research and management with respect to that portion of securities and investments and cash equivalents managed by the Sub- Adviser for the International Growth Portfolio of the Fund and such other portfolios (hereinafter collectively, the "Portfolios") offered by the Fund and identified by the Fund as appropriate to use a sub-investment adviser. The Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained, or sold by the Fund. The Sub-Adviser will provide the services under this Agreement in accordance with the Fund's investment objective, policies, and restrictions as stated in the Prospectus and resolutions of the Fund's Board of Directors. The Sub-Adviser acknowledges and agrees that the Fund shall have no responsibility to pay the Sub-Adviser, and that any compensation to be paid to the Sub-Adviser shall be paid by the Investment Adviser pursuant to Section 7 of this Agreement.

                  The Sub-Adviser further agrees that it:

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                     (a) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission and will in addition conduct its activities under this Agreement in accordance with any regulations of the Comptroller of the Currency pertaining to the investment advisory activities of national banks;

                     (b) will not make loans to any person to purchase or carry the Fund shares or make loans to the Fund;

                     (c) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the primary consideration of the Sub-Adviser will be the prompt execution of orders in an effective manner at the most favorable price. Subject to this consideration, brokers or dealers who provide supplemental research to the Sub-Adviser may receive orders for transactions with the Fund. In no instance will portfolio securities be purchased from or sold to Fairfield Group, Inc., CoreStates Financial Corp, or any affiliated person of either the Fund, Fairfield Group, Inc., or CoreStates Financial Corp;

                     (d) will maintain all books and records with respect to the Fund's portfolio securities transactions and will furnish the Fund's Board of Directors such periodic and special reports as the Board may request;

                     (e) will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund;

                     (f) will provide to the Fund and the Fund's other service providers, at such intervals as may be reasonably requested by the Fund, information relating to (i) the performance of services by the Sub-Adviser hereunder, and (ii) market quotations of portfolio securities held by the Fund;

                     (g) will direct and use its best efforts to cause the broker or dealer involved in any portfolio transaction with the Fund to send a written confirmation of such transaction to the Fund's Custodian and Transfer Agent; and

                     (h) will not purchase shares of the Fund for itself or for accounts with respect to which it is exercising sole investment discretion in connection with such transactions.

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                  4. Services Not Exclusive. The investment management services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

                  5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

                  6. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund and the cost of obtaining market quotations of portfolio securities held by the Fund.

                  7. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date of this Agreement, the Investment Adviser will pay the SubAdviser and the Sub-Adviser will accept as full compensation therefor a fee, computed daily and paid monthly, at an annual rate of .375% of the portion of the Portfolio's average daily net assets allocated to such Sub-Adviser. The Sub-Adviser may from time to time and at its discretion voluntarily waive all or a portion of its sub-advisory fees in order to assist the Fund in maintaining a competitive expense ratio.

                  8. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                  9. Duration and Termination. This Agreement will become effective as of the date first above written, provided that it shall have been approved by the Fund's shareholders in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect until April __, 1998. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of twelve months, each ending on April __ each year, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund's Board of Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's

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Board of Directors or by vote of a majority of the Fund's outstanding voting securities. Notwithstanding the foregoing, this Agreement may be terminated at anytime on sixty days' written notice, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Directors or by vote of a majority of the Fund's outstanding voting securities), by the Investment Advisor or by the Sub-Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)

                  10. Amendment of This Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of a majority of the Fund's outstanding voting securities.

                  11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                       CORESTATES INVESTMENT ADVISERS, INC.

                                       /s/ Mark Stalnecker
                                           ------------------------------------
                                       Mark Stalnecker
                                       Title: Chairman



                                       ABERDEEN FUND MANAGERS, INC.

                                       /s/ Bev Hendry
                                           ------------------------------------
                                       Bev Hendry
                                       Title: CEO


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